Exhibit 10.5

EXECUTION VERSION

JBG - HAPPEL
 Consulting Agreement Terms

Dated as of May 25, 2016

General Terms

Parties:	Michael Happel (the “Consultant”) and New York REIT, Inc., to be renamed JBG Realty Trust, Inc. (the “Company” or “Target”)

General:

Commencing on the closing date (the “Effective Date”) of the proposed business combination transactions (collectively, the “Transaction”) between the Company and various JBG-related entities (“JBG”) pursuant to the terms of a Master Combination Agreement dated as of May 25, 2016 (the “MCA”), JBG will cause the Company to retain the Consultant as an independent consultant to provide services to the Company and its affiliates pursuant to the terms and conditions specified herein (the “Agreement”). The terms set forth herein will be memorialized in a Consulting Agreement to be executed by the parties (as set forth above) prior to and effective on the Effective Date (the initial term and any extension thereof, collectively, the “Consulting Agreement”)

Term:

Initial six (6) month term, subject to advance written notice for early termination by either party; the term may be extended upon mutual agreement of the Parties of all terms for any such extension (the “Consulting Term”)

Title/Position:	Senior Transition Advisor

Services:

During the Consulting Term, the Consultant will provide general transition oversight for the Company’s New York office and operations, and serve as a liaison between employees of the Company and former employees and other service providers of Target. The Consultant will work closely with Todd Rich, who will serve as the Transition Head of the Company, and David Paul, who will serve as President of the Company, following the closing of the Transaction to assist with the transition of certain matters, including asset management, property management, accounting, legal, and other ancillary services from the Target’s platform that was in effect prior to the Effective Date to the new platform that will be in effect following the Effective Date. The Consultant also will provide certain transition services related to certain joint venture relationships, including, but not limited to, the Worldwide Plaza joint venture. As appropriate, the Company may also request that the Consultant be available to facilitate or participate in discussions with certain of the Company’s key investors. (All of the foregoing services, collectively, the “Services”). For the avoidance of doubt, the Services will be separate from and unrelated to any services provided by New York Recovery Advisors, LLC or any of its affiliates (collectively, the “Advisor”) pursuant to a Transition Services Agreement between the Advisor and the Company.

Place of Performance:

From time to time during the Consulting Term, the Consultant may perform his duties remotely or at the Company’s New York office, and the Company agrees to provide the Consultant with fully enclosed office space comparable to the Consultant’s office space with Target prior to the Effective Date. The Consultant also will travel to the Company’s Washington, DC office as reasonably requested from time to time.

Reporting Obligations:	The Consultant will report to the Chief Executive Officer of the Company and will work closely with other Company employees, including the Transition Head and the

President.

Other Activities:

During the Consulting Term, the Consultant will provide the Services to the Company on a non-exclusive basis and will not be restricted from providing services to other third parties unrelated to the Company and its affiliates (including, but not limited to, AR Global, American Realty Capital III. LLC and any of their respective affiliates (collectively, “ARC”); provided that, except as provided in the last sentence of this “Other Activities” term, such other services do not impair his ability to provide the Services to the Company. Notwithstanding the foregoing, the Consultant will not be restricted from complying with (i) any post-employment cooperation provisions under any separation agreement between the Consultant and ARC or (ii) the provisions of the Consultant’s employment agreement with ARC.

Consulting Fees and Other Payments

Initial Consulting Fee:

On the Effective Date, the Company will issue to the Consultant shares of the Company’s common stock having a grant date fair value of $2.0 million based on the ten-day volume weighted average price as of the Effective Date that are unrestricted and not subject to any time or performance based vesting restriction. Such shares will be issued in a private placement transaction exempt from the registration requirements of the federal securities laws. The Company will include the Consultant’s shares in the resale registration statement that it files with respect to other shares being issued in connection with the Transaction, which registration statement the Company is required to use its commercially reasonable efforts to have declared effective by the Securities and Exchange Commission 60 days after the Effective Date. These shares will not be subject to any lock-up provisions.

End of Term Bonus:

On the six-month anniversary of the Effective Date (the “End Term Date”), the Company will issue to the Consultant shares of the Company’s common stock having a grant date fair value of $1.0 million based on the ten-day volume weighted average price as of the End Term Date that are unrestricted and not subject to any time or performance based vesting restriction (the “End of Term Bonus”). Such shares will either be included in the resale registration statement referred to above or be fully registered shares issued under the Company’s new equity incentive plan. These shares, if issued, will not be subject to any lock-up provisions. The End of Term Bonus will constitute a guaranteed bonus payable in all events, unless (i) the Company can demonstrate that the Consultant has failed to perform his consulting obligations in a material respect constituting Cause (as defined below) or (ii) the Consultant voluntarily terminates his services for no reason prior to the End Term Date. If the Company terminates the Consultant’s services prior to the End Term Date without Cause, the Consultant will be entitled to payment of the End of Term Bonus immediately upon such termination.

Discretionary Bonus:

In its sole discretion, the Company may elect to pay a discretionary bonus to the Consultant for the Services performed under the Consulting Agreement. Such bonus, if determined by the Company to be earned, will be payable on the End Term Date in additional shares of the Company’s common stock having a grant date fair value of up to $500,000 based on the ten-day volume weighted average price as of the End Term Date, which shares, if issued, will be unrestricted and not subject to any further time or performance based vesting restriction. Such shares will either be included in the resale registration statement referred to above or be fully registered shares issued under the Company’s new equity incentive plan. These shares, if issued, will not be subject to any lock-up provisions.

Additional Cash Payment:

During the Consulting Term, the Company also will make monthly cash payments, in arrears, to the Consultant of $1,500 per month, over the six (6) month term, representing an aggregate cash payment of $9,000.

Expenses:	The Consultant will be reimbursed for reasonable and necessary travel, entertainment and any other business expenses in accordance with the Company’s expense reimbursement policies.

280G Excise Taxes

In the event that it shall be determined by qualified advisors that any payment or benefit made or provided, or to be made or provided, by the Company (or any entity that is a successor or affiliate following the Effective Date) to or for the benefit of the Consultant solely pursuant to the terms of the Agreement (the “Total Payments”), will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or any comparable tax imposed by any replacement or successor provision of United States tax law, or by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), the Consultant shall have the right to either (i) direct that the Total Payments to be made pursuant to the Agreement shall be reduced by such amount as the Consultant may elect to the minimum extent necessary (but in no event below zero) that does not trigger the Excise Tax; or (ii) to the extent it is determined that the Consultant would be better off on an after—tax basis (taking into account such Excise Tax and any applicable Additional Taxes (as defined below) if the Consultant received the Total Payments and paid such Excise Tax and Additional Taxes (as defined below), the Consultant will have the right to receive a cash payment of up to $250,000 from the Company (the “Additional Payment”) to offset the amount of such Excise Tax imposed on the Total Payments, as well as the amount of all applicable federal, state and local income and employment taxes (the “Additional Taxes”).

The Company’s obligations under subparagraph (ii) above shall be subject to the Company’s receipt from the Consultant of a written good faith opinion from qualified advisors that an Excise Tax imposed on the Total Payments shall be payable by the Consultant and such opinion shall include an estimate amount of such Excise Tax. For the avoidance of doubt, any Excise Tax arising from payments outside this Agreement shall be the responsibility of the Consultant, and the Additional Payment set forth above shall only apply to any such Excise Tax imposed on the Total Payments, as well as any such Additional Payment.

Any repayment or reimbursement shall be structured in a manner to comply with Section 409A of the Code.

Miscellaneous

Binding Agreement:

JBG, the Company and the Consultant (each a “Party” and together the “Parties”) hereby agree that the Company and the Consultant intend to enter into prior to and effective on the Effective Date a mutually agreeable definitive Consulting Agreement setting forth the terms of this Agreement and such other terms as the Parties may agree. However, unless and until the Company and the Consultant enter into such a definitive Consulting Agreement, this Agreement will constitute the binding agreement of the Parties with respect to the subject matter hereof and shall continue in full force and effect; provided, however, that if the MCA is terminated this Agreement shall be void ab initio and shall have no further force or effect.

Notices:

All notices and other communications hereunder will be in writing or by written telecommunication and will deemed to have been duly given if delivered to the address of the recipient shown below its signatures below and shall be effective if delivered personally, when received; if sent by overnight courier, when receipted for; if mailed, five (5) days after being mailed; and on confirmed receipt if sent by email, provided a copy of such communication is sent by regular mail as described above.

Governing Law:

This Agreement and the Consulting Agreement will be construed, performed and enforced in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

Other Miscellaneous:

No failure or delay by a Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This Agreement will constitute the entire agreement among the Parties with regard to the subject matter hereof. No modification, amendment or waiver of this Agreement will be binding without the written consent of JBG, the Company and the Consultant. No Party may assign, or otherwise transfer, its rights or delegate its duties or obligations under this Agreement without the prior written consent of the other Parties. This Agreement may be signed in counterparts, which together will constitute a single agreement.

Additional Terms and Definitions

Indemnification:

The Consulting Agreement will provide indemnification provisions for the benefit of Consultant on substantially the same terms and conditions as provided to the senior executive officers and directors of the Company.

Cause:

i) any act or omission by the Consultant resulting in a material breach of the Agreement or willful failure to perform his duties after a written demand for performance has been delivered to the Consultant, and the Consultant fails to cure within 30 days of such demand, and which in either case has or could reasonably be expected to have a material adverse effect on the Company; or

ii) gross negligence or willful misconduct resulting in substantial loss or substantial damage to the reputation of the Company or the Consultant’s commission of misappropriation, fraud, embezzlement or conversion.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has entered into this Agreement as of May 25, 2016.

Company:	New York REIT, Inc.

	By:	/s/ Nicholas Radesca
		Name:	Nicholas Radesca
		Title:	Chief Financial Officer

New York REIT, Inc.
405 Park Avenue
Attention: Nick Radesca
New York, NY 10022
Email: nradesca@arlcap.com

JBG:	JBG Properties, Inc. (on behalf of each of the JBG entities executing the MCA)

	By:	/s/ W. Matt Kelly
		Name:	W. Matt Kelly
		Title:	Executive Vice President & Assistant Secretary

JBG Companies
Attention: W. Matt Kelly
4445 Willard Avenue
St. 400
Chevy Chase, MD 20815-3690
Email: mkelly@jbg.com

CONSULTANT:
/s/ Michael A. Happel
Michael A. Happel
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